CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 21 to the Registration Statement on Form N-4 (“Registration Statement”) (File No. 333-57579) of the State Farm Life and Accident Assurance Company Variable Annuity Separate Account of our reports dated February 25, 2014, relating to the financial statements and financial highlights of the State Farm Life and Accident Assurance Company Variable Annuity Separate Account and the financial statements of the State Farm Life and Accident Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information,” “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 30, 2014